Exhibit 99.1

 IEC Announces Intent to Acquire Val-U-Tech Corp.

Newark, NY - May 8, 2008 - IEC Electronics Corp. (IECE.OB) announced it has signed a letter of intent to acquire Val-U-Tech Corp., a privately held supplier of wire harness assemblies located in Victor, N.Y.

With revenue of approximately $11,000,000, Val-U-Tech serves several leading customers in the military, medical and industrial markets. The combined companies will have 360 employees with proforma annualized revenues in fiscal year 2009, of approximately $70,000,000. The combination will be accretive to IEC shareholders. The transaction is subject to the execution of definitive agreements with both Val-U-Tech and M&T Bank which is providing the financing. Those agreements require board approvals and the satisfaction of customary closing conditions. We anticipate the transaction closing during our third quarter.

Together, IEC and Val-U-Tech will provide their customers with a more powerful set of solutions for meeting their manufacturing requirements and afford greater momentum and opportunity to grow into new markets.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We view this as a significant opportunity for IEC. We have been searching for a company which we could integrate into our culture, support our customers’ emerging needs and give us an opportunity to diversify our product offerings. While this acquisition entails risk, it offers meaningful synergies. We can now offer our existing customers, and a wider set of new customers, one-stop-shopping via an integrated package of board assemblies and cable harnesses for those boards; administrative efficiencies can be gained; and we can accelerate the use of our tax loss carryforwards.”

As a full service EMS provider, AS9100 and IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2007 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan
IEC Electronics Corp.
(315) 332-4262
Hkeenan@iec-electronics.com